Exhibit 99.1

Deluxe Corporation P.O. Box 64235 St. Paul, MN 55164-0235 (651) 483-7111
April 23, 2015

DELUXE REPORTS FIRST QUARTER 2015 FINANCIAL RESULTS
Revenue increases 6.5% over last year – at high end of outlook
Diluted EPS $0.91; Adjusted EPS of $1.04 increases 6.1% – at high end of outlook
Strengthens Full Year Outlook for Revenue, Adjusted EPS and Operating Cash Flow

St. Paul, Minn. – April 23, 2015 – Deluxe Corporation (NYSE: DLX), a leader in providing small businesses and financial institutions with products and services to drive customer revenue, announced its financial results for the first quarter ended March 31, 2015. Key financial highlights include:

	Q1 2015	Q1 2014	% Change
Revenue	$433.6 million	$407.0 million	6.5%
Net Income	$45.9 million	$47.3 million	(3.0%)
Diluted EPS – GAAP	$0.91	$0.93	(2.2%)
Adjusted Diluted EPS – Non-GAAP	$1.04	$0.98	6.1%

A reconciliation of earnings per share on a GAAP basis and adjusted earnings per share on a non-GAAP basis is provided after the Forward-Looking Statements.

Both revenue and adjusted diluted EPS were at the high end of the range in the prior outlook driven by strong operating results in all segments despite weaker than expected foreign exchange rates and an unfavorable effective tax rate. Diluted EPS on a GAAP basis also includes a $0.12 per share charge related to the previously announced early redemption of the Company’s $200 million 2019 Senior Notes in March 2015.

“We delivered another strong quarter with both revenue and adjusted EPS at the top end of our outlook,” said Lee Schram, CEO of Deluxe. “With this strong start to the year, we continue to expect to deliver our sixth consecutive year of profitable revenue growth and our seventh consecutive year of cash flow from operations growth. 2015 is a special year for Deluxe as it represents our company’s 100th anniversary. Over the last 100 years, we have established Deluxe as a trusted partner to financial institutions and small businesses, offering products and services to help them grow and thrive. Looking ahead, we will continue our hard work to transform Deluxe to be more of a growth services provider for our clients.”

First Quarter 2015 Highlights:

•
Revenue increased 6.5% year-over-year due to the Financial Services segment which grew 20.5% and included the results of Wausau Financial Systems which was acquired in October 2014. Additionally, the Small Business Services segment grew 3.9%.

•	Revenue from marketing solutions and other services increased 31.5% year-over-year and accounted for 27.8% of consolidated revenue in the quarter.

•
Gross margin was 64.8% of revenue, up from 64.4% in the first quarter of 2014. The increase was primarily driven by a favorable products and services revenue mix and improvements in manufacturing productivity, partially offset by higher delivery and material costs.

•
Selling, general and administrative (SG&A) expense increased 9.8% from last year primarily due to additional SG&A expense from acquisitions partially offset by continued cost reduction initiatives in all three segments. SG&A as a percent of revenue was 45.0% in the quarter compared to 43.7% last year.

•
Operating income increased 5.6% year-over-year and includes restructuring and transaction-related costs in both periods. Adjusted operating income, which excludes these items, increased 1.7% year-over-year from higher revenue and continued cost reductions.

•
Diluted EPS decreased 2.2% year-over-year. Excluding restructuring and transaction-related costs in both periods, as well as a $0.12 per share loss on debt extinguishment in 2015, adjusted diluted EPS increased 6.1% year-over-year driven by stronger operating performance, lower interest expense and fewer average shares outstanding, partly offset by a higher effective income tax rate.

Segment Highlights
Small Business Services

•
Revenue was $277.0 million and increased 3.9% year-over-year due to growth in marketing solutions and other services, as well as growth in the Safeguard® distributor, major account and dealer channels. Previous price increases also benefitted the quarter while unfavorable foreign exchange rates negatively impacted revenue growth by approximately 0.8 percentage points year-over-year.

•
Operating income increased 14.1% from last year to $49.5 million. Adjusted operating income, which excludes restructuring and transaction-related costs in both periods, increased 7.8% year-over-year due primarily to higher revenue, a favorable product mix and cost reductions.

Financial Services

•
Revenue was $111.5 million and increased 20.5% year-over-year due to growth in marketing solutions and other services, which includes the results of Wausau Financial Systems and growth in Destination Rewards, as well as the impact of previous price increases. The secular decline in check usage and the impact on pricing from a large financial institution contract renewal early in the second quarter of 2014 partially offset these benefits.

•
Operating income decreased 6.4% from last year to $20.4 million. Adjusted operating income, which excludes restructuring and transaction-related costs in both periods, decreased 8.0% year-over-year, reflecting the secular decline in check usage, the large customer contract renewal in the second quarter of 2014 and the impact of acquisitions, partially offset by previous price increases and the continued benefits of cost reductions.

Direct Checks

•
Revenue of $45.1 million declined 6.0% year-over-year due primarily to the secular decline in check usage and the elimination of marketing expenditures that no longer met the Company’s return criteria.

•
Operating income decreased 1.3% year-over-year to $15.4 million. Adjusted operating income, which excludes restructuring costs in 2014, decreased 2.5% due to lower revenue, partially offset by cost reductions.

Other Highlights

•
Cash provided by operating activities for the first quarter of 2015 was $77.7 million, an increase of $4.4 million compared to 2014, driven primarily by improved earnings and lower medical payments, partially offset by higher performance-based compensation payments.

•
On March 16, the Company redeemed all of its $200 million 7.00% Senior Notes Due 2019. The early debt extinguishment generated a loss of approximately $0.12 per diluted share related to a contractual call premium and associated redemption fees. The early debt extinguishment was financed through the existing credit facility and the issuance of a new $75 million short-term bank loan.

Outlook

Second Quarter 2015:	Current Outlook (4/23/2015)
Revenue	$424 to $432 million
Diluted EPS	$1.04 to $1.09

Full Year 2015:	Prior Outlook (1/22/2015)	Current Outlook (4/23/2015)
Revenue	$1.74 to $1.78 billion	$1.75 to $1.78 billion
Marketing Solutions & Other Services Revenue	approx. $520 to $535 million	approx. $520 to $535 million
Diluted EPS – GAAP	$4.23 to $4.43	$4.27 to $4.42
Adjusted Diluted EPS – Non-GAAP	$4.35 to $4.55	$4.40 to $4.55
Operating Cash Flow	$290 to $305 million	$295 to $305 million
Capital Expenditures	approx. $40 million	approx. $40 million
Depreciation and Amortization	approx. $76 million	approx. $75 million
Cost and Expense Reductions	approx. $50 million	approx. $50 million
Effective Tax Rate	approx. 33.5%	approx. 34.0%

Earnings Call Information

•
A live conference call will be held today at 11:00 a.m. ET (10:00 a.m. CT) to review the financial results. Listeners can access the call by dialing 1-857-244-7553 (access code 71906313). A presentation also will be available via a simultaneous webcast on our investor relations website at www.deluxe.com/investor.

•	Alternatively, an audio replay of the call will be available on the investor relations website or by calling 1-617-801-6888 (access code 92350620).

About Deluxe Corporation
Deluxe is a growth engine for small businesses and financial institutions. Nearly 4.6 million small business customers access Deluxe’s wide range of products and services including customized checks and forms, as well as web-site development and hosting, search engine marketing, search engine optimization, and logo design. For financial institutions, Deluxe offers industry-leading programs in checks, customer acquisition and loyalty, fraud prevention and profitability and financial technology solutions including receivables management. Deluxe is also a leading printer of checks and accessories sold directly to consumers. For more information, visit us at www.deluxe.com, www.facebook.com/deluxecorp or www.twitter.com/deluxecorp.

Forward-Looking Statements
Statements made in this release concerning the Company’s or management’s intentions, expectations, outlook or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the impact that a deterioration or prolonged softness in the economy may have on demand for the Company’s products and services; the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; declining demand for the Company’s check and check-related products and services due to increasing use of alternative payment methods; intense competition in the check printing business; continued consolidation of financial institutions and/or additional bank failures, thereby reducing the number of potential customers and referral sources and increasing downward pressure on the Company’s revenue and gross profit; risks that the Small Business Services segment strategies to increase its pace of new customer acquisition and average annual sales to existing customers, while at the same time maintaining its operating margins, are delayed or unsuccessful; risks that the Company’s recent acquisitions do not produce the anticipated results or revenue synergies; risks that the Company’s cost reduction initiatives will be delayed or unsuccessful; performance shortfalls by the Company’s major suppliers, licensors or service providers; unanticipated delays, costs and expenses in the development and marketing of products and services, including web design, hosting, email marketing, logo design, search engine marketing, search engine optimization, digital printing services, fraud protection services, profitability, risk management services, and other services; the failure of such products and services to deliver the expected revenues and other financial targets; and the impact of governmental laws and regulations. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s Form 10-K for the year ended December 31, 2014.

Diluted EPS Reconciliation
The table below is provided to assist in understanding the comparability of the Company’s results of operations for the quarters ended March 31, 2015 and 2014. The Company’s management believes that adjusted earnings per share (EPS) is a useful financial measure because certain items during 2015 and 2014 (loss on repurchases of debt, restructuring and transaction-related costs and an asset impairment charge) impact the comparability of reported net income. The presentation below is not intended as an alternative to results reported in accordance with generally accepted accounting principles (GAAP) in the United States of America. Instead, the Company believes that this information is a useful financial measure to be considered in addition to GAAP performance measures.

Adjusted EPS reconciles to reported EPS as follows:

	Actual
	Q1 2015	Q1 2014
Adjusted Diluted EPS	$1.04	$0.98
Loss on debt extinguishment	(0.12)	—
Restructuring-related costs	(0.01)	(0.05)
Reported Diluted EPS	$0.91	$0.93

	Outlook
	Q2 2015	Full Year 2015
Adjusted Diluted EPS	$1.04 to $1.09	$4.40 to $4.55
Loss on debt extinguishment	—	(0.12)
Restructuring-related costs	—	(0.01)
Reported Diluted EPS	$1.04 to $1.09	$4.27 to $4.42

DELUXE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(Dollars and shares in millions, except per share amounts)
(Unaudited)

	Quarter Ended March 31,
	2015		2014
Product revenue	$355.0		$345.7
Service revenue	78.6		61.3
Total revenue	433.6		407.0
Cost of products	(123.8)	(28.6%)	(118.5)	(29.1%)
Cost of services	(28.9)	(6.7%)	(26.5)	(6.5%)
Total cost of revenue	(152.7)	(35.2%)	(145.0)	(35.6%)
Gross profit	280.9	64.8%	262.0	64.4%

Selling, general and administrative expense	(195.3)	(45.0%)	(177.9)	(43.7%)
Net restructuring charges	(0.3)	(0.1%)	(3.3)	(0.8%)
Operating income	85.3	19.7%	80.8	19.9%

Loss on debt extinguishment	(8.9)	(2.1%)	—
Interest expense	(6.5)	(1.5%)	(9.5)	(2.3%)
Other income	0.4	0.1%	0.1	—
Income before income taxes	70.3	16.2%	71.4	17.5%

Income tax provision	(24.4)	(5.6%)	(24.1)	(5.9%)
Net income	$45.9	10.6%	$47.3	11.6%

Weighted average dilutive shares outstanding	50.1		50.7

Diluted earnings per share	$0.91		$0.93

Capital expenditures	$9.5		$10.9
Depreciation and amortization expense	17.7		16.3
Number of employees-end of period	5,755		5,454

Non-GAAP financial measure - EBITDA(1)	$94.5		$97.2
Non-GAAP financial measure - Adjusted EBITDA(1)	103.9		101.1

(1) Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles (GAAP) in the United States of America. We disclose EBITDA and Adjusted EBITDA because we believe they are useful in evaluating our operating performance compared to that of other companies in our industry, as the calculation eliminates the effects of long-term financing (i.e., interest expense), income taxes, the accounting effects of capital investments (i.e., depreciation and amortization) and in the case of Adjusted EBITDA, certain items (i.e., restructuring and related costs, transaction-related costs, asset impairment charges and loss on debt retirements) which may vary for companies for reasons unrelated to overall operating performance. In our case, depreciation and amortization of intangibles and interest expense in the current year and in previous years have been impacted by acquisitions. Certain transactions in 2015 and 2014 also impacted the comparability of reported net income. We believe that measures of operating performance which exclude these impacts are helpful in analyzing our results. We also believe that an increasing EBITDA and Adjusted EBITDA depict increased ability to attract financing and an increase in the value of our business. We do not consider EBITDA and Adjusted EBITDA to be measures of cash flow, as they do not consider certain cash requirements such as interest, income taxes or debt service payments. We do not consider EBITDA or Adjusted EBITDA to be substitutes for operating income or net income. Instead, we believe that EBITDA and Adjusted EBITDA are useful performance measures which should be considered in addition to GAAP performance measures. EBITDA and Adjusted EBITDA are derived from net income as follows:

	Quarter Ended March 31,
	2015	2014
Adjusted EBITDA	$103.9	$101.1
Restructuring-related costs	(0.3)	(3.5)
Transaction-related costs	(0.2)	(0.1)
Asset impairment charge	—	(0.3)
Loss on debt extinguishment	(8.9)	—
EBITDA	94.5	97.2
Income tax provision	(24.4)	(24.1)
Interest expense	(6.5)	(9.5)
Depreciation and amortization expense	(17.7)	(16.3)
Net income	$45.9	$47.3

DELUXE CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(In millions)
(Unaudited)

	March 31, 2015	December 31, 2014	March 31, 2014
Cash and cash equivalents	$58.3	$61.5	$140.6
Other current assets	236.6	257.4	178.2
Property, plant & equipment-net	85.3	87.6	98.6
Intangibles-net	210.2	207.2	155.3
Goodwill	879.3	868.4	822.9
Other non-current assets	195.9	206.3	168.7
Total assets	$1,665.6	$1,688.4	$1,564.3

Short-term debt and current portion of long-term debt	$319.0	$160.9	$255.3
Other current liabilities	296.1	306.4	218.4
Long-term debt	196.4	393.4	387.9
Deferred income taxes	94.9	95.8	83.6
Other non-current liabilities	79.5	84.4	60.1
Shareholders' equity	679.7	647.5	559.0
Total liabilities and shareholders' equity	$1,665.6	$1,688.4	$1,564.3

Shares outstanding	49.9	49.7	50.0

DELUXE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Quarter Ended March 31,
	2015	2014
Cash provided (used) by:
Operating activities:
Net income	$45.9	$47.3
Depreciation and amortization of intangibles	17.7	16.3
Loss on debt extinguishment	8.9	—
Contract acquisition payments	(2.9)	(1.4)
Other	8.1	11.1
Total operating activities	77.7	73.3
Investing activities:
Purchases of capital assets	(9.5)	(10.9)
Payments for acquisitions	(7.6)	(2.9)
Other	0.5	0.8
Total investing activities	(16.6)	(13.0)
Financing activities:
Net change in debt, including cost of debt reacquisition	(49.2)	(0.3)
Dividends	(15.0)	(12.6)
Share repurchases	—	(31.9)
Shares issued under employee plans	3.4	5.3
Other	0.9	0.4
Total financing activities	(59.9)	(39.1)
Effect of exchange rate change on cash	(4.4)	(1.7)
Net change in cash and cash equivalents	(3.2)	19.5
Cash and cash equivalents: Beginning of period	61.5	121.1
Cash and cash equivalents: End of period	$58.3	$140.6

DELUXE CORPORATION
SEGMENT INFORMATION
(In millions)
(Unaudited)

	Quarter Ended March 31,
	2015	2014 (1)
Revenue:
Small Business Services	$277.0	$266.5
Financial Services	111.5	92.5
Direct Checks	45.1	48.0
Total	$433.6	$407.0

Operating income: (2)
Small Business Services	$49.5	$43.4
Financial Services	20.4	21.8
Direct Checks	15.4	15.6
Total	$85.3	$80.8

Operating margin: (2)
Small Business Services	17.9%	16.3%
Financial Services	18.3%	23.6%
Direct Checks	34.1%	32.5%
Total	19.7%	19.9%

The segment information reported here was calculated utilizing the methodology outlined in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.

(1) As discussed in the 2014 Form 10-K, during the first quarter of 2015 the operations of two company-owned small business distributors were moved from Small Business Services to Financial Services. The segment operating results for 2014 have been restated to reflect this change.

(2) Operating income includes the following restructuring and transaction-related costs:

	Quarter Ended March 31,
	2015	2014
Small Business Services	$0.2	$2.7
Financial Services	0.3	0.7
Direct Checks	—	0.2
Total	$0.5	$3.6

The table below is provided to assist in understanding the comparability of the Company’s results of operations for the quarters ended March 31, 2015 and 2014. The Company’s management believes that operating income by segment, excluding restructuring and transaction-related costs, is a useful financial measure because these items impacted the comparability of reported operating income during 2015 and 2014. The presentation below is not intended as an alternative to results reported in accordance with generally accepted accounting principles (GAAP) in the United States of America. Instead, the Company believes that this information is a useful financial measure to be considered in addition to GAAP performance measures.

DELUXE CORPORATION
SEGMENT OPERATING INCOME
EXCLUDING RESTRUCTURING AND TRANSACTION-RELATED COSTS
(In millions)
(Unaudited)

	Quarter Ended March 31,
	2015	2014 (1)
Adjusted operating income: (2)
Small Business Services	$49.7	$46.1
Financial Services	20.7	22.5
Direct Checks	15.4	15.8
Total	$85.8	$84.4

Adjusted operating margin: (2)
Small Business Services	17.9%	17.3%
Financial Services	18.6%	24.3%
Direct Checks	34.1%	32.9%
Total	19.8%	20.7%

(1) As discussed in the 2014 Form 10-K, during the first quarter of 2015 the operations of two company-owned small business distributors were moved from Small Business Services to Financial Services. The segment operating results for 2014 have been restated to reflect this change.

(2) Operating income excluding restructuring and transaction-related costs reconciles to reported operating income as follows:

	Quarter Ended March 31,
	2015	2014
Adjusted operating income	$85.8	$84.4

Restructuring and transaction-related costs:
Small Business Services	(0.2)	(2.7)
Financial Services	(0.3)	(0.7)
Direct Checks	—	(0.2)
Total	(0.5)	(3.6)

Reported operating income	$85.3	$80.8

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